Exhibit (12)

Simpson Thacher & Bartlett LLP
425 LEXINGTON AVENUE NEW YORK, NY 10017-3954
TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502
February 25, 2025
Portman Ridge Finance Corporation
650 Madison Avenue
3rd Floor
New York, NY 10022

Logan Ridge Finance Corporation
650 Madison Avenue
3rd Floor
New York, NY 10022

Ladies and Gentlemen:
We have acted as tax counsel to Portman Ridge Finance Corporation, a Delaware corporation (“PTMN”), and Logan Ridge Finance Corporation, a Maryland corporation (“LRFC”), in connection with certain transactions pursuant to which, among other things, Portman Ridge Merger Sub, Inc., a Maryland corporation and a wholly owned direct subsidiary of PTMN (“PTMN Merger Sub”), will merge with and into LRFC (the “First Merger”), with LRFC continuing as the surviving company and as a wholly-owned direct subsidiary of PTMN, immediately after which LRFC will merge with and into PTMN (the “Second Merger” and, together with the First Merger, the “Mergers”), with PTMN continuing as the surviving company, subject to the terms and conditions set forth in the Agreement and Plan of Merger, dated as of January 29, 2025, by and among PTMN, PTMN Merger Sub, LRFC, Sierra Crest Investment Management LLC, a Delaware limited liability company and the investment adviser to PTMN, and Mount Logan Management LLC, a Delaware limited liability company and the investment adviser to LRFC, (the “Merger Agreement”). The time at which the First Merger becomes effective pursuant to Section 1.3 of the Merger Agreement is hereafter referred to as the “Effective Time” and the time at which the Second Merger becomes effective pursuant to Section 1.7 of the Merger Agreement is hereafter referred to as the “Second Effective Time” (collectively, the “Effective Times”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the PTMN Merger Agreement.
This opinion is being delivered in connection with the filing of the registration statement on Form N-14 (the “Registration Statement”) on the date hereof by PTMN, including the joint proxy statement/prospectus constituting a part thereof (the “Proxy Statement/Prospectus”), with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, pursuant to the terms of the Merger Agreements.

Portman Ridge Finance Corporation et al.                  -2-                                                 February 25, 2025
We have examined (i) the Merger Agreement and (ii) the Registration Statement in connection with this opinion. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of PTMN and LRFC (and their respective investment advisers) and have made such other and further investigations as we have deemed necessary or appropriate in connection with the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.
In rendering such opinion, we have further assumed, with your permission, that (i) the Mergers will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Mergers set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Times, and (iii) any representations made in the Merger Agreement or “to the knowledge of”, or based on the belief of PTMN and LRFC, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Times, in each case, without such qualification. We have also assumed that each of PTMN and LRFC has complied with, and, if applicable, will continue to comply with, their respective covenants contained in the Merger Agreement at all times.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and therein, we confirm that the disclosure contained in the Registration Statement under the heading “Certain Material U.S. Federal Income Tax Considerations” constitutes our opinion insofar as it expresses conclusions as to the application of U.S. federal income tax law.
We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than U.S. federal income tax law.
Our opinion is based on the Internal Revenue Code of 1986, as amended, United States Treasury regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Mergers, the opinion expressed herein may become inapplicable.

Portman Ridge Finance Corporation et al.                  -3-                                                 February 25, 2025
We hereby consent to the filing of this opinion letter as Exhibit 12 to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus under the caption “Certain Material U.S. Federal Income Tax Considerations”.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP